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                    May 19, 2022

       Todd Cello
       Executive Vice President and Chief Financial Officer
       TransUnion
       555 West Adams
       Chicago, IL 60661

                                                        Re: TransUnion
                                                            Form 10-K for the
Year Ended December 31, 2021
                                                            Filed February 22,
2022
                                                            File No. 001-37470

       Dear Mr. Cello:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Trade & Services